NAMI
DEVELOPMENT CAPITAL

Unit M2-3, Level M2, The Vertical Podium,
Avenue 3, Bangsar South City, No. 8, Jalan Kerinchi,
59200 Kuala Lumpur, Malaysia.

1 July 2019

THE CHIEF EXECUTIVE OFFICER
NAMI CORP.
112 N. CURRY STREET
CARSON CITY
NV 89703

Attention: Mr. Calvin Chin

Dear Sir,

NAMI CORP.
PROVISION OF OUTSOURCE AND ADMINISTRATIVE SERVICES

We are pleased to submit our proposal relating to the provision of outsource and administrative services.

Our services will be provided to the following companies:

No.	Company Name
1.	NAMI Corp. ("NAMI")
2.	SBS Mining Corp. Malaysia Sdn. Bhd. ("SBS")

1. OUR TERMS OF SERVICES

Based on our discussions, we have tailored our services to suit your requirements, which include as follows:

Corporate Support

i. To provide support in relation to finalizing the companies' accounts by reviewing and analyzing the accounts on a monthly basis.

ii. To review the basis and reasonableness of expenses provided for in the accounts.

Unit M2-3, Level M2, The Vertical Podium,
Avenue 3, Bangsar South City, No. 8, Jalan Kerinchi,
59200 Kuala Lumpur, Malaysia.

Administrative, Accounts and HR Support

i. To provide payroll services in relation to the computation of working hours, overtime, and statutory contributions, including, but not limited to, KWSP, SOCSO and PCB. This includes the preparation of salary vouchers or salary slips for the companies' staffs on a monthly basis.

ii. To provide support in relation to the data entry of all purchase invoices, issuance of cheques for payment and payment vouchers on behalf of the companies for making payments to their vendors on a monthly basis.

iii. To provide support in relation to the data entry of the sales based on the information generated by the companies, which will indicate clearly the types of sales and payment modes.

iv. To provide support in relation to the closing of each company's accounts, such as review of the closing stocks provided by each company, provision of monthly depreciation, accruals and other journal entries depending on their relevancy on a monthly basis.

We would appreciate that the Board of Directors and the Management of each company are able to provide us with access to information which is relevant to our work. All information shall be treated with strict confidentiality and subject to the non-disclosure provision described below.

2. PROFESSIONAL FEES AND BILLING ARRANGEMENT

2.1. *Fee Policy*

All fees quoted do not include service tax. According to government regulatory practice, service tax is currently set at 6% of our fees and out-of-pocket expenses (OPE), which shall be reimbursed by each of your respective companies as billed in the separate company-specific invoices we shall submit to NAMI and SBS. In the event the tax authorities in Malaysia introduce the Goods and Services Tax, or any other tax in the course of us carrying out our scope of work, the said tax will be charged accordingly for services rendered under this engagement letter.

OPE shall include mileage claim, accommodation, printing cost, air fare and other costs incurred incidental to this engagement, which shall be billed to the appropriate company by way of a separate company-specific invoice and reimbursed by such company.

2.2. *Payment Terms*

First monthly retainer fees shall be paid by each of NAMI and SBS upon signing this engagement letter. Subsequent retainer fees shall be paid in advance on a monthly basis by each of NAMI and SBS.

Unit M2-3, Level M2, The Vertical Podium,
Avenue 3, Bangsar South City, No. 8, Jalan Kerinchi,
59200 Kuala Lumpur, Malaysia.

You acknowledge and agree that we are not required to continue work for a company in the event of its failure to pay on a timely basis for services rendered as required by this engagement letter; provided that the failure to pay by one company shall not impact our obligations to continue work for the other company.

You further acknowledge and agree that in the event we stop work for a company and withdraw from this engagement as a result of that company's failure to pay on a timely basis for services rendered as required by this engagement letter, we shall not be liable to you or that company for any damages that occur as a result of our ceasing to render services.

2.3. *Engagement Fees*

A monthly retainer for our services stated above shall be at **RM10,000** per month respectively, payable monthly by each company, for *Corporate Support* and for *Administrative, Accounts and HR Support*, respectively.

The above fees shall be subject to revision from time to time should there be any changes to the scope of work or structure.

Any other engagements other than those stated above shall be discussed and charged separately based on the scope of work and our costs per man hour for each engagement.

2.4. Fee Variation

The fee and estimated timing described above are based on the scope of work outlined above. Should there arise any material changes to the scope or extension of elapsed time that will result in additional fee, we will discuss these with you in advance and obtain your prior agreement before proceeding further.

3. Commencement and Termination of Engagement

The commencement of the new terms of this engagement shall be determined by both parties. Either party may terminate this engagement by providing the other party with a written termination notice of three (3) months' notice, providing that the other party reserves the right to negotiate for a longer period to ensure a smooth handing over.

4. Our Service Team

Our team shall be led by our director, Mr. Loh Kai Mun, who shall be the lead consultant and representative for this assignment. They will be assisted by a team of professionals who are qualified and trained in their respective fields. Unless and until both parties agree otherwise as a new term of this engagement, all services provided to NAMI and SBS pursuant to this engagement shall be performed in Malaysia at our offices in Kuala Lumpur.

NAMI DEVELOPMENT CAPITAL

Unit M2-3, Level M2, The Vertical Podium,
Avenue 3, Bangsar South City, No. 8, Jalan Kerinchi,
59200 Kuala Lumpur, Malaysia.

5. CONFIDENTIALITY

With the exception of any right or obligation by virtue of which we or any person connected with us may be entitled or bound by law to disclose information or produce any documentation, we undertake to you that we will treat as confidential all such information not in the public domain which is supplied to us in relation to you and the assignment and which we are informed is of a confidential nature and will not make use of any such information for our own benefit or that of any other person (except you, or as directed by you), or disclose any such information to any other person except to our employees:

a. who are engaged in the provision of the services to you under this engagement and who will be required to be bound to observe the same undertaking as to confidentiality as that contained in this paragraph; or

b. in accordance with our compliance and quality control procedures from time to time.

We are also governed by our professional standards of confidentiality as set out in the By-Laws on professional Ethics as set out in the respective professional bodies governing ourselves as members of both the Malaysian Institute of Accountants and the Institute of Internal Auditors, Malaysia.

6. DATA PROTECTION

We may process information relating to this engagement that can be linked to specific individuals and will process the personal data in accordance with applicable law and professional regulations including (without limitation) the Personal Data Protection Act, 2010. We will require any service provider that processes personal data on our behalf to adhere to such requirements.

You warrant that you have the authority to provide the personal data to us in connection with the performance of this engagement and that the personal data provided to us has been processed in accordance with applicable law.

7. LIMITATION OF LIABILITY

Our maximum liability relating to services rendered under this engagement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges you have paid to us for the engagement. You agree that we shall not be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

We shall not be liable for any delays or failures in performance due to circumstances beyond our control. These provisions shall survive the completion of this engagement.

NAMI DEVELOPMENT CAPITAL

Unit M2-3, Level M2, The Vertical Podium,
Avenue 3, Bangsar South City, No. 8, Jalan Kerinchi,
59200 Kuala Lumpur, Malaysia.

8. INDEMNITY

To the fullest extent permitted by applicable law and professional regulations, you shall indemnify us against all claims by third parties (including your affiliates) and resulting liabilities, losses, damages, costs and expenses (including reasonable external and internal legal costs) arising out of or relating to this engagement.

9. ACCEPTANCE

We are pleased to have this opportunity to be of service to you and assure you that this engagement will be given our close attention. If the terms of this proposal are acceptable to you, kindly acknowledge your acceptance by signing and returning to us the duplicate copy of this letter.

Should you have any queries, please do not hesitate to contact Mr. Loh Kai Mun at +603–2242 4913.

Yours faithfully,
For and on behalf of Nami Development Capital Sdn Bhd

Acknowledged, and in agreement with the terms of engagement as set out above.

For and on behalf of NAMI CORP.
Name: Mr. Calvin Chin
Date: